Exhibit 99.1

Contact for MediaNews Group, Inc.:
JOSEPH (Jody) J. LODOVIC, IV
President, MediaNews Group, Inc.
Phone: (303) 954-1619
jlodovic@medianewsgroup.com
FOR IMMEDIATE RELEASE
     DENVER, CO, December 15, 2006 — MediaNews Group, Inc. (MediaNews) today announced the acquisition of the Daily Breeze and three weekly newspapers, published in Torrance California, from The Copley Press, Inc. (Copley). Terms of the acquisition, which was consummated today, were not announced.
     Under the terms of a previously announced agreement between Hearst and MediaNews, Hearst agreed to acquire the Daily Breeze and related newspapers from Copley and to sell them to MediaNews in connection with its equity investment in the non San Francisco Bay Area assets of MediaNews, subject to regulatory approval. The terms of the originally announced Hearst investment did not change as a result of this transaction. MediaNews will manage the newspapers prior to consummation of the Hearst investment. In the event that the Hearst equity investment is not consummated, MediaNews has agreed to acquire the newspapers from Hearst.
     “We are delighted to acquire these fine newspapers and expand our reach in the exciting media market of Los Angeles,” said Dean Singleton, Chief Executive Officer of MediaNews. “The Daily Breeze and its sister weekly newspapers are a wonderful addition to the Los Angeles Newspaper Group”.

About MediaNews Group
     MediaNews Group, Inc. is the nation’s fourth largest newspaper company, with headquarters in Denver, CO. MediaNews Group and its affiliated companies publish 61 daily newspapers and approximately 120 non-daily publications in 13 states with daily and Sunday circulation of approximately 2.7 million and 3.0 million, respectively. In addition, MediaNews Group owns a CBS affiliate in Anchorage, Alaska and four radio stations in Texas. MediaNews Group maintains web sites for all of its daily newspapers and an umbrella site, newschoice.com.

2